October 15, 2008	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS PROVIDES HURRICANES
AND WYOMING OPERATIONS UPDATE

DENVER - DCP Midstream Partners, LP (NYSE: DPM) (the Partnership) today announced an update assessment of the impact of hurricanes Gustav and Ike on its Discovery system as well as an update on the previously announced pipeline integrity project ongoing at its Douglas pipeline in Wyoming.

As previously announced, Discovery’s offshore gathering system sustained storm damage and is not accepting gas from offshore producers while repairs are being made. The Partnership owns a 40% interest in the Discovery system, operated by Williams (NYSE: WMB), which includes an offshore natural gas gathering system, as well as the Larose natural gas processing plant and Paradis fractionation facility. Inspections of the system revealed that an 18-inch lateral was severed from its connection to the 30-inch mainline in 250 feet of water. Williams expects the 30-inch line to be repaired and returned to service by the end of November and the 18-inch lateral to be repaired and returned to service by the end of December 2008.

Neither of the on-shore facilities, located south of New Orleans, sustained significant damage; they are fully operational and processing volumes from onshore sources.

The Partnership’s estimate of the net income impact of hurricane-related damages and lost margins on its 40% interest in the Discovery system due to curtailed operations for the third quarter of 2008 has not changed from its initial estimate of approximately $4 million to $7 million, and the impact for the fourth quarter of 2008 is estimated to be approximately $7 million to $12 million. Such amounts include the Partnership’s portion of the property insurance deductible. Any repair costs in excess of the insurance deductible are expected to be reimbursed by Discovery’s insurance carriers.

As previously announced, the Partnership completed pipeline integrity testing on its Douglas Pipeline in Wyoming and commenced work on the pipeline to bring it back to normal operations. As part of this work, the Partnership has decided to further upgrade the asset to assure future integrity, improve system reliability and reduce operating costs. The Partnership anticipates that this work will be completed in the first quarter of 2009 at a total cost of approximately $13 million, the majority of which is maintenance capital. The Partnership intends to recover the costs of this work over time. The work on the pipeline will be completed in phases so that volumes will return to the system throughout the fourth quarter of 2008 and into the first quarter of 2009.

The Partnership does not expect any impact to the Partnership's regular cash distribution to unitholders for the third and fourth quarters of 2008 due to the hurricanes or pipeline integrity work.

The Partnership has maintained sufficient capacity under its financing facilities to fund the anticipated cash requirements for the Discovery repairs and the pipeline integrity work on the Douglas pipeline.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:
•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;
•	our ability to grow through acquisitions, asset contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;
•	our ability to access the debt and equity markets;
•	fluctuations in oil, natural gas, propane and other NGL prices; our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and
•	the credit worthiness of counterparties to our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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